AMENDMENT NO. 1 TO UNDERWRITING AGREEMENT


         Amendment No. 1 to the Underwriting Agreement dated May __, 1999, between Pilgrim Mutual Funds, a Delaware business trust (the "Fund"), and Pilgrim Securities, Inc., a Delaware corporation (the "Distributor").

         (i) The first introductory paragraph of the Agreement is amended and restated as follows to add the Pilgrim Money Market Fund, a new series of the Fund, and to reflect certain name changes to the series of the Fund and the Fund itself:

         "Pilgrim Mutual Funds is a Delaware business trust operating as an open-end management investment company (hereinafter referred to as the "Trust"). The Trust is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"), and its shares are registered under the Securities Act of 1933, as amended (the "1933 Act"). The Trust consists of eleven separate series: Pilgrim International Core Growth Fund, Pilgrim Worldwide Growth Fund, Pilgrim International SmallCap Growth Fund, Pilgrim Emerging Countries Fund, Pilgrim LargeCap Growth Fund, Pilgrim MidCap Growth Fund, Pilgrim SmallCap Growth Fund, Pilgrim Convertible Fund, Pilgrim Balanced Fund, Pilgrim Strategic Income Fund and Pilgrim Money Market Fund. The Trust on behalf of the Funds desires to offer and sell the authorized but unissued shares of the Funds to the public in accordance with applicable federal and state securities laws."

         (ii) Section 5(b)(i) is amended and restated as follows to reflect the 12b-1 fee paid by Money Market Fund and the reduced fee paid by Pilgrim Strategic Income Fund:

         "(i) In consideration of your services as principal underwriter of the Funds' Class B Shares pursuant to this Underwriting Agreement and our distribution plan pursuant to Rule 12b-1 under the 1940 Act in respect of such shares (the "Class B Distribution Plan"), we agree: (I) to pay to you monthly in arrears your "Allocable Portion" (as hereinafter defined) of a fee (the "Distribution Fee") which shall accrue daily in an amount equal to the product of (A) the daily equivalent of 0.75% per annum (0.50% per annum in the case of Pilgrim Strategic Income Fund) multiplied by (B) the net asset value of the Class B Shares of each Fund outstanding on such day, and (II) to withhold from redemption proceeds your Allocable Portion of the Contingent Deferred Sales Charges ("CDSCs") and to pay the same over to you or at your direction; provided, however, that the Distribution Fee paid by the Pilgrim Money Market Fund shall be reduced by any amounts received by you or your affiliates from the investment adviser or distributor of the investment company in which the Pilgrim Money Market Fund invests substantially all of its assets."
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PILGRIM MUTUAL FUNDS


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PILGRIM SECURITIES, INC.


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Dated:  May __, 1999